SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  August 22, 1994



               JAMES RIVER CORPORATION OF VIRGINIA
     (Exact name of registrant as specified in its charter)


                            Virginia
         (State or other jurisdiction of incorporation)


            1-7911                           54-0848173
   (Commission File Number)     (IRS Employer Identification Number)


          120 Tredegar Street, Richmond, Virginia 23219
  (Address of principal executive offices, including zip code)


 Registrant's telephone number, including area code:  (804) 644-5411

Item 5.   Other Events.

a. Beginning on August 1, 1994, work stopped at James River Corporation of Virginia's ("James River") Lexington, Kentucky, manufacturing plant as a result of a strike by the local union following the expiration of the existing labor contract. During August, negotiations were conducted and the union voted to return to work. Normal operations resumed at the Lexington mill on August 22, 1994.

b. James River has been sued in Morgan County, Alabama, in a purported class action brought on behalf of certain former holders of James River's 10-3/4% Debentures due October 1, 2018. Most of these Debentures were retired by means of a tender offer to all holders commenced on September 18, 1992. The remainder were redeemed on November 2, 1992. Merrill Lynch & Co., which acted as James River's dealer manager for the tender, is also named as a defendant. The complaint alleges violations of a covenant prohibiting use of lower cost borrowed funds to redeem the Debentures before October 1, 1998, and of various disclosure obligations, and seeks damages in excess of $50 million plus punitive damages of at least $500 million. James River believes that these claims are without merit and intends to defend them vigorously.

c. On September 3, 1994, the Inlandboatman's Union of the Columbia River Region, representing 270 hourly employees at James River's Western Transportation facilities, rejected management's offer addressing wages and health care benefits and went on strike. These operations provide warehouse space and tug and barge systems that serve multiple customers. Salaried employees, retirees, and temporary workers are being utilized to continue to provide these services during the strike period. As of September 14, 1994, the strike is still underway.


                           SIGNATURES


      Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JAMES RIVER CORPORATION OF VIRGINIA



                              By:/s/James R. Hudson, Jr.
                                   James R. Hudson, Jr.
                                   Vice   President,  Corporate
                                     Controller


Date:    September 15, 1994